Exhibit 99.1

Tuesday, June 29, 2004, 9:00 AM Eastern Time

Press Release

SOURCE: Isolagen, Inc.

ISOLAGEN JOINS RUSSELL 3000 INDEX

HOUSTON – (PRNewswire) – June 29, 2004 – Isolagen, Inc. (AMEX: ILE), announced today that it was selected for inclusion by the Russell 3000(R) Index when the broad-market index was reconstituted June 25, 2004. Membership in the Russell 3000 means automatic inclusion in either the large-cap Russell 1000(R) Index or small-cap Russell 2000(R) Index.

“We are very pleased to join the select group of companies included in the Russell 3000 Index that are widely recognized as main-stream investment options for institutional investors and index fund managers,” said Frank DeLape, Chairman of Isolagen, Inc. “We have achieved a number of important corporate objectives in the last year intended to build shareholder value and this represents a significant financial milestone for our company.  I am very proud of our employees with this as an acknowledgement of the value we have been able to create at Isolagen and the recognition of the potential of our exciting pipeline of products in development as well as our international commercialization efforts.”

Membership in one of Russell’s 21 U.S. equity indexes is determined primarily by market capitalization rankings and style attributes rather than by subjective opinion or committee decisions.  Russell indexes are widely used by managers for index funds and as benchmarks for both passive and active investment strategies.  About $250 billion is invested in index funds based on Russell’s indexes and an additional $850 billion is benchmarked to them.  Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration.  The company’s product candidates are based on its proprietary Isolagen Process.  Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition.  Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient.  Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-

looking statements.  Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen’s corporate headquarters are located in Houston, TX. For further information, please see www.isolagen.com.

Contact:

Michael Macaluso, CEO and President – (713) 780-4754

Jeffrey Tomz, Chief Financial Officer and Secretary - (713) 780-4754

Lisa Lindberg, Investors Contact, Investor Relations Group – (212) 825-3210
Janet Vasquez, Media Contact, Investor Relations Group – (212) 825-3210